Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-288205) and the Registration Statement on Form S-8 (File No. 333-258262) of our report dated March 23, 2026, relating to the consolidated financial statements of NRx Pharmaceuticals, Inc. for the year ended December 31, 2025 (which report includes an explanatory paragraph relating to substantial doubt about NRx Pharmaceuticals, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company P.A.

Los Angeles, California

March 23, 2026